Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Asiya Pearls, Inc.,

QPAGOS MERGE, INC.

and

QPAGOS CORPORATION

Dated as of

May 12, 2016

-i-

TABLE OF CONTENTS

(Continued)

-ii-

AGREEMENT AND PLAN OF MERGER, dated as of May 12, 2016 (this “Agreement”), by and among Asiya Pearls, Inc., a Nevada corporation (“Asiya”), QPAGOS Merge, Inc., a Delaware corporation and a direct wholly owned subsidiary of Asiya (“Merger Sub”), and QPAGOS Corporation, a Delaware corporation (“QPAGOS”).

WHEREAS, the respective Boards of Directors of Asiya and Merger Sub have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into QPAGOS, with QPAGOS surviving the Merger, on the terms and conditions set forth herein (the “Merger”);

WHEREAS, the Board of Directors of QPAGOS has approved this Agreement, and deems it in the best interest of QPAGOS and its stockholders that it consummate the Merger on the terms and conditions set forth herein and has recommended to the stockholders of QPAGOS that they adopt this Agreement and approve the Merger;

WHEREAS, Asiya and QPAGOS desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties intending to be legally bound hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.01.         The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into QPAGOS in accordance with the Delaware General Corporation Law (the “DGCL”). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and QPAGOS shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of QPAGOS and Merger Sub in accordance with the DGCL and shall become, as a result of the Merger, a direct wholly owned subsidiary of Asiya.

Section 1.02.         Closing.  Unless this Agreement shall have been terminated pursuant to Section 9.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., EST, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Legal Requirements) of such conditions at such time), unless another time or date is agreed to by the parties hereto. The Closing shall be held at such location as is agreed to by the parties hereto. By agreement of the parties, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission, including by email attachment.

Section 1.03.         Effective Time of the Merger.  Upon the Closing, Asiya and QPAGOS will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the parties in writing and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.04.         Effects of the Merger.  The Merger shall generally have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of QPAGOS and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of QPAGOS and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05.         Certificate of Incorporation and By-laws of the Surviving Corporation.

(a)          At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Legal Requirements.

(b)          At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Legal Requirements.

Section 1.06.         Directors and Officers of the Surviving Corporation.

(a)          The directors of QPAGOS at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation in the Merger until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b)          The officers of QPAGOS at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

Section 1.07.         Post-Merger Operations.

(a)          Board Composition. At the Effective Time, Asiya shall take all necessary corporate action to cause the following to occur: (i) the number of directors constituting the Board of Directors of Asiya shall be up to three (3), of which QPAGOS shall be entitled to designate each director (each, a “QPAGOS Designee”), in each case at any time prior to the Closing and in each case subject to such individuals’ ability and willingness to serve, and (ii) the chairperson of the Board of Directors of Asiya will be a QPAGOS Designee, as designated by QPAGOS at any time prior to the Closing, subject to such individual’s ability and willingness to serve.

(b)          Executive Officers. Subject to such individuals’ ability and willingness to so serve, Asiya shall take all necessary corporate action so that the individuals designated by QPAGOS at any time prior to Closing be appointed to the Asiya senior executive officer positions specified by QPAGOS, effective as of the Effective Time. If, prior to the Effective Time, any such individual(s) is(are) unwilling or unable to serve in such officer position(s) as of the Effective Time, then QPAGOS shall be entitled to appoint other individual(s) to serve in such officer position(s), and Asiya shall take all necessary corporate action to effect such appointments.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.01.         Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of holders of any shares of QPAGOS capital stock or any capital stock of Merger Sub:

(a)          Cancellation of Certain QPAGOS Capital Stock. Each share of QPAGOS capital stock that is owned by QPAGOS, Asiya, Merger Sub or any Subsidiaries of Asiya (“Cancelled Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)          Conversion of QPAGOS Capital Stock. Each issued and outstanding share of QPAGOS capital stock (other than Cancelled Shares and Dissenting Shares) shall be converted into the right to receive two (2) (the “Exchange Ratio”) fully paid and non-assessable shares (such aggregate amount, the “Stock Merger Consideration”) of Asiya common stock, par value $.0001 per share (“Asiya Common Stock”). As of the Effective Time, all such shares of QPAGOS capital stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of QPAGOS capital stock shall cease to have any rights with respect thereto, except the right to receive the Stock Merger Consideration as contemplated by this Section 2.01(b)to be issued or paid in consideration therefor upon the surrender of certificates in accordance with Section 2.02, without interest.

(c)          Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation and shall constitute the only outstanding capital stock of the Surviving Corporation. From and after the Effective Time, (i) all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence; (ii) the Surviving Corporation shall issue a new certificate to Asiya representing all of the outstanding common stock of Surviving Corporation; and (iii) the Surviving Corporation shall be a wholly owned subsidiary of Asiya.

(d)          Dissenting Shares.

(i)          Notwithstanding anything in this Agreement to the contrary, any shares of QPAGOS Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration, and the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(ii)         Notwithstanding the provisions of Section 2.01(d)(i), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the applicable Merger Consideration in accordance with this Agreement, without interest, upon surrender of the certificate representing such shares.

(e)          QPAGOS Warrants. The treatment of QPAGOS Warrants shall be as set forth in Section 6.06.

Section 2.02.         Exchange of Certificates.

(a)          Exchange Agent. Prior to the Effective Time, Asiya shall enter into an agreement with such bank or trust company as may be mutually agreed by Asiya and QPAGOS (the “Exchange Agent”), which agreement shall provide that Asiya shall deposit with the Exchange Agent at the Effective Time, for the benefit of the holders of shares of QPAGOS capital stock, for exchange in accordance with this ARTICLE II, through the Exchange Agent, certificates representing the shares of Asiya Common Stock representing the Stock Merger Consideration (such shares of Asiya Common Stock and cash to be deposited being hereinafter referred to as the “Exchange Fund”), provided, that in lieu of depositing shares of Asiya Common Stock with the Exchange Agent, Asiya may elect to instruct its transfer agent to issue shares of Asiya Common Stock directly to holders of shares of QPAGOS capital stock, in which case such transfer agent shall be deemed an agent of the Exchange Agent for purposes of issuing Stock Merger Consideration hereunder.

(b)          Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, Asiya shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of QPAGOS capital stock (the “Certificates”) whose shares were converted into the right to receive Merger Consideration, (i) a letter of transmittal (which (a) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (b) shall be in such form and have such other provisions as Asiya and QPAGOS may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing shares of Asiya Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor that number of shares of Asiya Common Stock, that such holder has the right to receive pursuant to the provisions of this ARTICLE II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of QPAGOS capital stock that is not registered in the transfer records of QPAGOS, the proper number of shares of Asiya Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Asiya Common Stock (or the payment of cash consideration) to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Asiya that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest shall be paid or will accrue on the Merger Consideration or any other cash payable to holders of Certificates pursuant to the provisions of this ARTICLE II.

(c)          No Further Ownership Rights in QPAGOS Capital Stock; Closing of Transfer Books. All shares of Asiya Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE II (including any cash paid pursuant to this ARTICLE II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of QPAGOS capital stock theretofore represented by such Certificates, subject, however, to QPAGOS’ obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by QPAGOS on such shares of QPAGOS capital stock that remain unpaid at the Effective Time. As of the Effective Time, the stock transfer books of QPAGOS shall be closed, and there shall be no further registration of transfers on the stock transfer books of QPAGOS of the shares of QPAGOS capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to QPAGOS, Asiya or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II, except as otherwise required by Legal Requirements.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Asiya, upon demand, and any holders of the Certificates who have not theretofore complied with this ARTICLE II shall thereafter look only to Asiya for payment of their claim for Merger Consideration in accordance with this Agreement, and any dividends or distributions with respect to Asiya Common Stock issuable to such holders as Merger Consideration in accordance with this Agreement.

(e)          No Liability. None of Asiya, QPAGOS, Merger Sub, the Surviving Corporation or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Asiya Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, or any cash payable to the holder of such Certificate formerly representing QPAGOS capital stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Legal Requirements, become the property of Asiya, free and clear of all claims or interest of any Person previously entitled thereto.

(f)          Withholding Rights. Asiya and the Exchange Agent shall be entitled to deduct and withhold from any Merger Consideration payable pursuant to this Agreement to any Person who was a holder of QPAGOS capital stock immediately prior to the Effective Time such amounts as Asiya and the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable federal, state, local or foreign tax Legal Requirements. To the extent that amounts are so withheld by Asiya or the Exchange Agent and duly paid over to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(g)          Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Asiya, the posting by such Person of a bond in such reasonable amount as Asiya may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration pursuant to this Agreement.

(h)          Adjustments to Prevent Dilution. In the event that QPAGOS changes the number of shares of QPAGOS capital stock or securities convertible or exchangeable into or exercisable for shares of QPAGOS capital stock, or Asiya changes the number of shares of Asiya Common Stock or securities convertible or exchangeable into or exercisable for shares of Asiya Common Stock, issued and outstanding prior to the Effective Time, in each case as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction, the Exchange Ratio shall be ratably adjusted; provided, however, that nothing in this Section 2.02(h) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(i)          Legends. The shares of Asiya Common Stock issued as Stock Merger Consideration pursuant to this Agreement will not be registered under the Securities Act or the securities laws of any State, and each certificate evidencing any such shares of Asiya Common Stock shall bear a restrictive legend substantially in the following form:

“THE SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF ASIYA PEARLS, INC., A NEVADA CORPORATION (THE “COMPANY”), EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF QPAGOS

QPAGOS represents and warrants to Asiya and Merger Sub as follows:

Section 3.01.         Organization; Standing and Power; Charter Documents; Subsidiaries.  Organization; Standing and Power. QPAGOS: (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on QPAGOS.

(a)          Charter Documents. QPAGOS has delivered or made available to Asiya a true and correct copy of the Certificate of Incorporation and Bylaws of QPAGOS, each as amended to date (collectively, the “QPAGOS Charter Documents”), and each such instrument is in full force and effect. QPAGOS is not in violation of any of the provisions of the QPAGOS Charter Documents.

(b)          Subsidiaries. Other than Regpag Electronicos S.A.P.I. de C.V. an Qpagos S.A.P.I. de C.V., QPAGOS does not have any Subsidiaries and does not own any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

Section 3.02.         Capital Structure.  The authorized capital stock of QPAGOS consists of 50,000,000 shares of Common Stock, par value $0.001 per share and 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which 24,964,500 shares of Common Stock are issued and outstanding. Qpagos currently has outstanding warrants that were issued to investors and the placement agent in its 2015 private placement that are exercisable for an aggregate of 2,750,800 shares of Common Stock. All of the outstanding shares of capital stock of QPAGOS are duly authorized and validly issued, fully paid and non-assessable.

Section 3.03.         Authority; Non-Contravention; Necessary Consent.

(a)          Authority. QPAGOS has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement by QPAGOS’ stockholders, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of QPAGOS and no other corporate proceedings on the part of QPAGOS are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement and the transactions contemplated herein by QPAGOS’ stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of a majority of the issued and outstanding shares of QPAGOS Common Stock is the only vote of the holders of any class or series of QPAGOS Capital Stock necessary to adopt this Agreement, approve the Merger and consummate the Merger (collectively, the “QPAGOS Stockholder Approval”). This Agreement has been duly executed and delivered by QPAGOS and, assuming due execution and delivery by Asiya and Merger Sub, constitutes a valid and binding obligation of QPAGOS, enforceable against QPAGOS in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b)          Non–Contravention. The execution and delivery of this Agreement by QPAGOS does not, and performance of this Agreement by QPAGOS will not: (i) conflict with or violate QPAGOS Charter Documents, or (ii) subject to obtaining the QPAGOS Stockholder Approval and compliance with the requirements set forth in (c), conflict with or violate any Legal Requirement applicable to QPAGOS or by which QPAGOS or any of its properties is bound or affected.

(c)          Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by QPAGOS in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which QPAGOS and/or Asiya are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or other) Legal Requirements, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iv) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not be material, individually or in the aggregate, to QPAGOS. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) are referred to herein as the “Necessary Consents.”

Section 3.04.         Takeover Statutes.  The Board of Directors of QPAGOS has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions DGCL Section 203, to the extent applicable. To the Knowledge of QPAGOS, no other state takeover or similar statute or regulation (each, a “Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.05.         Brokers’ and Finders’ Fees; Fees and Expenses.  QPAGOS has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ASIYA AND MERGER SUB

Asiya and Merger Sub represent and warrant to QPAGOS as follows:

Section 4.01.         Organization; Standing and Power; Charter Documents; Subsidiaries.  Organization; Standing and Power; Subsidiaries.

(a)          Asiya and each of its Subsidiaries, including Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Asiya.

(b)          Charter Documents. Asiya has delivered or made available to QPAGOS a true and correct copy of the Articles of Incorporation and Bylaws of Asiya, each as amended to date (collectively, the “Asiya Charter Documents”) and (ii) the Certificate of Incorporation and Bylaws, or like organizational documents (collectively, “Asiya Subsidiary Charter Documents”), of each of its Subsidiaries (including Merger Sub), and each such instrument is in full force and effect. Asiya is not in violation of any of the provisions of the Asiya Charter Documents and each of its Subsidiaries is not in violation of its respective Asiya Subsidiary Charter Documents.

(c)          Subsidiaries. Asiya has no subsidiaries as of the date hereof other than Merger Sub. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are owned by Asiya, a wholly owned Subsidiary of Asiya, or Asiya and another wholly-owned Subsidiary of Asiya, free and clear of all Liens and are duly authorized, validly issued, full paid and non-assessable. Other than the Subsidiaries of Asiya, neither Asiya nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

Section 4.02.         Capital Structure.

(a)          Capital Stock. The authorized capital stock of Asiya consists of 100,000,000 shares of Asiya Common Stock per share and 15,000,000 shares of preferred stock, par value $.0001 per share. As of the date hereof 10,000,000 shares of Asiya Common Stock and no shares of Asiya preferred stock were issued and outstanding. All of the outstanding shares of capital stock of Asiya are, and all shares of capital stock of Asiya which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any preemptive rights.

(b)          Other Securities. There are no securities, options, warrants, calls, rights, Contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which Asiya or any of its Subsidiaries is a party or by which any of them is bound obligating Asiya or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of Asiya or any of its Subsidiaries, or obligating Asiya or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Asiya Common Stock and all outstanding shares of capital stock of each Subsidiary of Asiya have been issued and granted in compliance in all material respects with all applicable securities Legal Requirements and all other applicable Legal Requirements. There are not any outstanding Contracts of Asiya or any of its Subsidiaries that require Asiya or its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Asiya or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Asiya is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, Asiya or any of its Subsidiaries and there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, Asiya or any of its Subsidiaries.

Section 4.03.         Authority; Non-Contravention; Necessary Consent.

(a)          Authority. Each of Asiya and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Asiya and Merger Sub, and no other corporate proceedings on the part of Asiya or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Asiya and Merger Sub and, assuming due execution and delivery by QPAGOS, constitutes a valid and binding obligation of Asiya and Merger Sub, enforceable against Asiya and Merger Sub in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b)          Non–Contravention. The execution and delivery of this Agreement by Asiya and Merger Sub does not, and performance of this Agreement by Asiya and Merger Sub will not: (i) conflict with or violate Asiya Charter Documents or any Asiya Subsidiary Charter Documents, (ii) subject to compliance with the requirements set forth in Section 4.03(c), conflict with or violate any Legal Requirement applicable to Asiya or any of its Subsidiaries or by which Asiya or any of its Subsidiaries or any of their respective properties are bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Asiya’s or any of its Subsidiaries’ rights or alter the rights or obligations of any Person under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Asiya or any of its Subsidiaries pursuant to any Asiya Material Contract.

(c)          Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Asiya in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Asiya and/or QPAGOS are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or other) Legal Requirements, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iv) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not be material, individually or in the aggregate, to Asiya and its Subsidiaries, taken as a whole. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) are referred to herein as the “Necessary Consents.”

Section 4.04.         Financial Statements.

(a)          The Asiya’s unaudited balance sheet, income statement and statement of cash flows of Asiya as of and for the three (3) and six (6) month periods ended January 31, 2016, and the audited balance sheet, income statement and statement of cash flows of Asiya for the year ended October 31, 2015 (the “Asiya Financial Statements”) as set forth in Asiya’s filings with the Securities and Exchange Commission (“SEC”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The Asiya Financial Statements present fairly the financial condition and operating results of Asiya and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments (none of which, individually or in the aggregate, are material). Asiya maintains a standard system of accounting established and administered in accordance with GAAP. Asiya’s unaudited balance sheet as of January 31, 2016, is referred to as the “Asiya Balance Sheet.”

(b)          Asiya and its Subsidiaries have filed or furnished each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Asiya or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since March 12, 2014 (as such documents have since the time of their filing been amended or supplemented, the “Asiya SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Asiya SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, if applicable, as the case may be, and, to the extent applicable, the Sarbanes-Oxley Act of 2002 (“SOX”), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Asiya Financial Statements complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Asiya SEC Report.

(i)          Each of the principal executive officer of Asiya and the principal financial officer of Asiya (or each former principal executive officer of Asiya and each former principal financial officer of Asiya, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Asiya SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since October 15, 2013, neither Asiya nor any of its Subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

Section 4.05.         Undisclosed Liabilities.  Except as disclosed in the Asiya Financial Statements, since the date of Asiya Balance Sheet through the date hereof, Asiya and its Subsidiaries have no liabilities (whether or not of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP) which are, individually or in the aggregate, material to Asiya and its Subsidiaries taken as a whole, except for (i) liabilities shown on the Asiya Balance Sheet; (ii) liabilities which have arisen in the ordinary course of business since the date of the Asiya Balance Sheet; (iii) liabilities incurred pursuant to Contracts in effect as of the date hereof; or (iv) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

Section 4.06.         Absence of Certain Changes or Events.  Since the date of the Asiya Balance Sheet and through the date hereof, Asiya and its Subsidiaries have not taken any actions (or entered into a binding commitment to take any actions) which, if taken on or after the date hereof, would have required QPAGOS’ consent pursuant to Section 5.01(b).

Section 4.07.         Taxes.

(a)          Tax Returns and Audits.

(i)          Asiya and each of its Subsidiaries have prepared and timely filed all material Tax Returns required to be filed relating to any and all Taxes concerning or attributable to Asiya, its Subsidiaries or their respective operations, and such Tax Returns have been completed in accordance with applicable Legal Requirements in all material respects.

(ii)         Asiya and each of its Subsidiaries have paid or withheld all Taxes required to be paid or withheld with respect to their Employees and have paid over to the appropriate Taxing authority all such Taxes.

(iii)        Neither Asiya nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

(iv)        No audit or other examination of any Tax Return of Asiya or any of its Subsidiaries is presently in progress, nor has Asiya or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(v)         Neither Asiya nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Asiya Balance Sheet in accordance with GAAP, and neither Asiya nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Asiya Balance Sheet other than in the ordinary course of business.

(vi)        There are no Liens on the assets of Asiya or any of its Subsidiaries relating to or attributable to Taxes.

(vii)       Neither Asiya nor any of its Subsidiaries has been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Company” within the meaning of Section 897(c)(2) of the Code.

(viii)      Neither Asiya nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Asiya), (b) owes any amount under any Tax sharing, indemnification or allocation agreement, (c) has any liability for the Taxes of any Person (other than Asiya or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract, or otherwise.

(ix)         Neither Asiya nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(x)          There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of Asiya or any of its Subsidiaries to which Asiya or any of its Subsidiaries is a party or by which Asiya or any of its Subsidiaries is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could be expected to, as a result of the transactions contemplated hereby, give rise directly or indirectly to the payment of any amount that would be characterized as an “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign tax law. No employee, director, consultant or other service provider of Asiya or any of its Subsidiaries is entitled to receive any additional gross up payment from Asiya or any of its Subsidiaries by reason of any taxes imposed by Section 4999 of the Code.

(xi)         There is no Contract of Asiya or any of its Subsidiaries covering any of their Employees that, considered individually or considered collectively with any other such Contract of Asiya or any of its Subsidiaries, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements).

Section 4.08.         Compliance. Neither Asiya nor any of its Subsidiaries is in any material respect in conflict with, or in default or in violation of, any Legal Requirement applicable to Asiya or any of its Subsidiaries or by which Asiya or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, including, Legal Requirements relating to anticompetitive or unfair pricing or trade practices, false advertising, consumer protection, export or import controls, government contracting, antikickback compliance, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. There is no judgment, injunction, order or decree binding upon Asiya or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Asiya’s business or the parties’ ability to consummate the transactions contemplated herein.

Section 4.09.         Litigation.  As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Asiya, threatened against Asiya or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, including any such claims, suits, actions or proceedings seeking to restrain or enjoin the consummation of the transactions contemplated hereby.

Section 4.10.         Employee Plans.

(a)          Neither Asiya nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to any Asiya Employee Plan. Asiya is not a party, and never has been a party, to any Asiya Employee Agreement. Neither Asiya nor any of its ERISA Affiliates has any commitment to establish any new Asiya Employee Plan or Asiya Employee Agreement, to materially modify any Asiya Employee Plan or Asiya Employee Agreement (except to the extent required by applicable Legal Requirements or to conform any such Asiya Employee Plan or Asiya Employee Agreement to any Legal Requirements or as required by this Agreement), or to adopt or enter into any Asiya Employee Plan or Asiya Employee Agreement.

(b)          No Pension or Welfare Plans. Neither Asiya nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Asiya Employee Plan provides health benefits that are not fully insured through an insurance contract.

(c)          Employment Matters. Asiya does not have any employees or consultants. Neither Asiya nor any of its Subsidiaries is in conflict with, or in default under or in violation of, any applicable foreign, federal, state and local Legal Requirements, or collective bargaining agreements or arrangements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, and wages and hours, except for those conflicts, defaults or violations that, individually or in the aggregate, would not be material, individually or in the aggregate, to Asiya and its Subsidiaries, taken as a whole.

(d)          Labor. Asiya is not a party to any collective bargaining agreement or union contract with respect to Asiya Employees and no collective bargaining agreement is being negotiated by Asiya or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against Asiya or any of its Subsidiaries pending or, to the Knowledge of Asiya, threatened or reasonably anticipated. As of the date hereof, there are no actions, suits, claims, or proceedings pending, or, to the Knowledge of Asiya, threatened against Asiya or any of its Subsidiaries, relating to any labor, safety or discrimination matters involving any Asiya Employee, including, without limitation, charges of material unfair labor practices or discrimination complaints.

Section 4.11.         Real Property.  Neither Asiya nor any of its Subsidiaries currently owns, or has ever owned, any real property. Neither Asiya nor any of its Subsidiaries currently leases, or has ever leased, any real property.

Section 4.12.         Contracts.  Asiya does not have any Material Contracts to which it or any of its Subsidiaries is a party or is bound by as of the date hereof.

Section 4.13.         Takeover Statutes.  The Board of Directors of Asiya has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions DGCL Section 203, to the extent applicable. To the Knowledge of Asiya, no other Takeover Statute is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 4.14.         Brokers’ and Finders’ Fees; Fees and Expenses.  Asiya has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

Section 4.15.         Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

ARTICLE V.

COVENANTS

Section 5.01.         Covenants of Asiya.  From and after the date of this Agreement until the Effective Time, Asiya covenants and agrees as to itself and its Subsidiaries that for transactions solely involving Asiya and one or more of its direct or indirect wholly owned Subsidiaries or between two or more direct or indirect wholly owned Subsidiaries of Asiya, as required by Legal Requirements, or to the extent that QPAGOS shall otherwise previously consent in writing, such consent not to be unreasonably withheld or delayed):

(a)          Ordinary Course. Asiya and each of its Subsidiaries shall conduct their businesses in the ordinary course of business consistent with past practice in all material respects.

(b)          Negative Covenants. Asiya shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i)          Cause, permit or propose any amendments to Asiya Charter Documents or any of the Asiya Subsidiary Charter Documents;

(ii)         Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iii)        Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries;

(iv)        Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of Asiya Common Stock, or any securities convertible into shares of Asiya Common Stock, or subscriptions, rights, warrants or options to acquire any shares of Asiya Common Stock or any securities convertible into shares of Asiya Common Stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights;

(v)         (A) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets or (B) otherwise make any capital expenditure, or commit to make any capital expenditure;

(vi)        Sell, lease, transfer, license, mortgage, pledge, permit to become subject to Liens or otherwise dispose of any properties or assets of Asiya;

(vii)       Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Asiya or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than of any wholly-owned Subsidiary of it);

(viii)      Make any loans, advances or capital contributions to, or investments in, any other Person;

(ix)         (A) amend, modify or terminate, or waive, release or assign any rights under, any Asiya Material Contract, or (B) enter into any Contract which, if in effect on the date hereof, would have been required to be disclosed as a Asiya Material Contract;

(x)          enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or materially alter, amend or modify, or violate or terminate any of the terms of any Asiya Lease;

(xi)         Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against Asiya or any Subsidiary other than to enforce or preserve its rights under this Agreement;

(xii)        Except as required by GAAP, make any change in its methods or principles of accounting;

(xiii)       Make any Tax election (other than elections made in connection with the filing of Asiya’s federal and state Tax returns, which elections will not, individually or in the aggregate, materially increase Asiya’s Tax liability) or Tax accounting method change, settle or compromise any material income Tax liability or consent to any extension or waiver of any limitation period with respect to any Tax;

(xiv)      Adopt or amend any employee benefit plan, policy or arrangement, or stock option plan, or enter into any employment contract or collective bargaining agreement, or pay any bonus or special remuneration (cash, equity or otherwise) to any director or employee (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(xv)       Grant any severance or termination pay (cash, equity or otherwise) to any officer, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(xvi)      Hire or terminate any Employee, or increase or make any other change that would result in increased cost to Asiya to the salary, wage rate, employment status, title or other compensation (including equity-based compensation) payable or to become payable by Asiya or any Subsidiary to any Asiya Employee;

(xvii)     Adopt a plan of complete or partial liquidation or dissolution, or commence or agree to commence any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of itself or any of its Subsidiaries; or

(xviii)    take, commit, or agree in writing or otherwise to take, any of the actions described in each of the above clauses of this Section 5.01(b).

Section 5.02.         Acquisition Proposals.

(a)          No Solicitation. Asiya agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, “Representatives”) to not, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby. Asiya and its Subsidiaries, will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(b)          Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, Asiya shall, subject to any existing confidentiality obligation with the party making such request or inquiry, provide QPAGOS with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(c)          Responsibility of Representatives. Asiya hereby agrees to be responsible for the breach of this Section 5.02 by any of its Representatives.

Section 5.03.        Other Actions.  Asiya shall use its best efforts not to, and shall use its best efforts not to permit any of its respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in: (i) any of the representations and warranties of Asiya set forth in this Agreement that is qualified as to materiality or Material Adverse Effect becoming untrue; (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect; or (iii) any condition to the Merger set forth in ARTICLE VII not being satisfied.

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.01.         Preparation of the Form 8-K.  As promptly as practicable after the date hereof, QPAGOS and Asiya shall cooperate and work together in good faith to prepare one or more Current Reports on Form 8-K under the Exchange Act (including any amendments thereof, the “Form 8-K”) as required by the Exchange Act for disclosure of the transactions contemplated hereby. QPAGOS and Asiya shall cooperate and work together in good faith to prepare one or more, such Form 8-Ks to be filed by Asiya with the SEC, from time to time after the Closing, as required by applicable Legal Requirements. Such Form 8-Ks shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and shall contain all information regarding QPAGOS, Asiya and the transactions contemplated herein as would be required to be contained in a General Form for Registration of Securities on Form 10, including the consent of QPAGOS’ independent accountants as to the filing of QPAGOS’ financial statements contained therein, to the extent applicable, except that QPAGOS and Asiya shall be permitted to defer the filing of pro forma financial information to the extent permitted to do so under applicable Legal Requirements (a final draft capable of being filed with the SEC shall be referred to as the “Final Draft Form 8-K”).

Section 6.02.         QPAGOS Stockholder Approval.  QPAGOS shall use reasonable best efforts to obtain the QPAGOS Stockholder Approval as soon as practicable following the date hereof in compliance with applicable Legal Requirements.

Section 6.03.         Access to Information; Effect of Review.

(a)          Access. To the extent permitted by applicable Legal Requirements, Asiya shall, and shall cause each of its Subsidiaries to, afford to QPAGOS and to the Representatives of QPAGOS reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, to the extent permitted by applicable Legal Requirements, Asiya shall, and shall cause each of its Subsidiaries to, (i) advise QPAGOS of any change or event that has had or could reasonably be expected to cause a breach of any representation, warranty or covenant of such party, and (ii) furnish promptly all other information concerning its business, properties and personnel as QPAGOS may reasonably request; provided, however, that no actions shall be taken pursuant to this Section 6.03 that would create a risk of loss or waiver of the attorney/client privilege.

(b)          Effect of Review. No review pursuant to this Section 6.01 shall have any effect for the purpose of determining the accuracy of any representation or warranty given by any of the parties hereto to any of the other parties hereto.

Section 6.04.        Regulatory Matters; Reasonable Best Efforts.

(a)          Regulatory Approvals. Each party hereto shall cooperate and promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to obtain all approvals and authorizations of all Governmental Entities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement. QPAGOS shall have the right to review and approve in advance all characterizations of the information relating to QPAGOS, on the one hand, and Asiya shall have the right to review and approve in advance all characterizations of the information relating to Asiya, on the other hand, in either case, that appear in any application, notice, petition or filing made in connection with the Merger or the other transactions contemplated by this Agreement with any Governmental Entity. QPAGOS and Asiya agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Entities.

(b)          Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Legal Requirements) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary consents or waivers from third parties and Governmental Entities; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 6.04(b) shall: (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.01 so long as such party has up to then complied in all material respects with its obligations under this Section 6.04(b); (ii) require any party to offer, accept or agree to (A) dispose or hold separate any part of its businesses, operations, assets or product lines; (B) not compete in any geographic area or line of business; (C) restrict the manner in which, or whether, such party or any of its Affiliates may carry on business in any part of the world; or (D) pay any consideration (other than ordinary course filing, application or similar fees and charges) to obtain any approval, consent or waiver from a third party necessary, proper or advisable to consummate the transactions contemplated hereby, including the Merger; or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the transactions contemplated hereby, including the Merger, as violative of any antitrust law.

Section 6.05.         Employee Matters.

(a)          From and after the Effective Time, the QPAGOS Employee Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect in accordance with their respective terms with respect to employees and former employees of QPAGOS (the “Newco Employees”), respectively, covered by such QPAGOS Employee Plans at the Effective Time, until such time as QPAGOS shall otherwise determine, subject to applicable Legal Requirements and the terms of such plans.

(b)          Without limiting the generality of 0, the provisions of this Section 6.05 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Employee Plan or other compensation or benefit plan or arrangement for any purpose.

Section 6.06.         Treatment of QPAGOS Warrants. At the Effective Time, each QPAGOS Warrant shall be assumed by Asiya and converted into a warrant to acquire, on the same terms and conditions as were applicable under such QPAGOS Warrant, a number of shares of Asiya Common Stock equal to two times the number of shares of QPAGOS Common Stock subject to such QPAGOS Warrant immediately before the Effective Time at an exercise price per share of Asiya Common Stock equal to the fifty percent (50%) of the exercise price per share under such QPAGOS Warrant.

Section 6.07.         Director and Officer Indemnification, Exculpation and Insurance.

(a)          Each of Asiya, Merger Sub and QPAGOS agrees that, to the fullest extent permitted under applicable Legal Requirements, all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of such entity, or any person who comes to serve in such capacity prior to the Effective Time, as provided in such entity’s certificate or certificate of incorporation, by-laws or other agreements providing indemnification, advancement or exculpation shall survive the Merger and shall continue in full force and effect in accordance with their terms, and no such provision in any certificate or certificate of incorporation, by-laws (or comparable organizational document) or other agreement shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. From and after the Effective Time, Asiya shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 6.08 without limit as to time.

(b)          From and after the Effective Time, subject to applicable Legal Requirements, Asiya will cause the Surviving Corporation to indemnify and hold harmless each present director and officer of QPAGOS (in each case, for acts or failures to act in such capacity), determined as of the date hereof, and any person who becomes such a director or officer between the date hereof and the Effective Time (collectively, the “QPAGOS Parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Legal Requirements (and Asiya will cause the Surviving Corporation to also advance expenses (including reasonable attorneys’ fees, costs and expenses) as incurred to the fullest extent permitted under applicable Legal Requirements; provided that if required by applicable Legal Requirements the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

(c)          The obligations of Asiya and the Surviving Corporation under this 0 Section 6.08 shall not be terminated or modified by such parties in a manner so as to adversely affect any QPAGOS Party, or any other person entitled to the benefit of Section 6.07 (a) or (b), to whom this Section 6.08 applies without the consent of such affected QPAGOS Party, or such other person, as the case may be. If Asiya, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Asiya or the Surviving Corporation, as the case may be, shall assume all of the obligations of Asiya, or the Surviving Corporation, as the case may be, set forth in this 0 Section 6.08.

(d)          The provisions of Section 6.08 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement, exculpation or contribution that any such person may have by contract or otherwise.

Section 6.08.         Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 6.09.        Public Announcements.  QPAGOS and Asiya will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as any party, after consultation with counsel, determines is required by applicable Legal Requirements.

Section 6.10.        Stockholder Litigation.  Each of QPAGOS and Asiya shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against QPAGOS or Asiya, as applicable, or any of their respective directors or officers relating to the transactions contemplated by this Agreement. Neither party shall settle any such litigation without the prior consent of the other party, not to be unreasonably withheld, conditioned or delayed.

Section 6.11.         Tax-Free Reorganization Treatment.  The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code, and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Each party to this Agreement will report the Merger as a reorganization within the meaning of Section 368(a) of the Code for all Tax purposes, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its return for the taxable year of the Merger.

ARTICLE VII.

CONDITIONS PRECEDENT

Section 7.01.         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by QPAGOS and Asiya on or prior to the Closing Date of the following conditions:

(a)           Stockholder Approvals. The QPAGOS Stockholder Approval shall have been obtained.

(b)          No Injunctions or Restraints. No (i) temporary restraining order or preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction preventing consummation of the Merger or (ii) applicable federal or state Legal Requirements prohibiting consummation of the Merger (collectively, “Restraints”) shall be in effect.

(c)           Form 8-K. The Final Draft Form 8-K has been prepared and is capable of being filed immediately after the Closing (or the immediate next Business Day thereafter).

Section 7.02.         Conditions to Obligations of QPAGOS.  The obligation of QPAGOS to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Asiya set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not be material to Asiya and its Subsidiaries, taken as a whole.

(b)          Performance of Obligations of Asiya. Asiya shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          No Material Adverse Effect. Since the date hereof, there shall not have been any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Asiya.

(d)          Closing Certificates. QPAGOS shall have received a certificate signed by Mark Korb, the Chief Executive Officer of Asiya, in his individual and corporate capacity, dated the Effective Time, to the effect that, to his knowledge, the conditions set forth in 0 (a), Section 7.02(b) and Section 7.02(c) have been satisfied.

(e)          Share Repurchase Agreements. Each holder of Asiya Common Stock shall have executed a Stock Repurchase Agreement in substantially the form attached hereto as Exhibit A, pursuant to which each holder of Asiya Common Stock shall have returned their share certificates to Asiya for cancellation and retirement without payment of any cash consideration therefor, in order to help facilitate the Merger provided, however, that the current holders of Asiya Common Stock may retain, and need not return or sell to Asiya, an aggregate of 25,000 shares of Asiya Common Stock. On the Closing Date, Asiya shall have delivered to QPAGOS a copy of the Asiya shareholders list dated as of the Closing Date as prepared by the Asiya transfer agent. .

Section 7.03.         Conditions to Obligations of Asiya.  The obligation of Asiya to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a)          Representations and Warranties. The representations and warranties of QPAGOS set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not be material to QPAGOS.

(b)          Performance of Obligations of QPAGOS. QPAGOS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          No Material Adverse Effect. Since the date hereof, there shall not have been any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on QPAGOS.

(d)          Closing Certificates. Asiya shall have received a certificate signed by an executive officer of QPAGOS, dated the Effective Time, to the effect that, to such officer’s knowledge, the conditions set forth in 0(a), 7.03(b) and 7.03(c) have been satisfied.

Section 7.04.         Frustration of Closing Conditions.  Neither QPAGOS nor Asiya may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03 as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, to the extent required by and subject to Section 6.04.

ARTICLE VIII.

SURVIVAL

8.01         Survival. The representations and warranties of Asiya contained in ARTICLE IV of this Agreement, or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith, shall survive the Closing until the twelve (12) month anniversary of the Closing Date (the “Survival Period”); provided that the representations and warranties of the Company set forth in Sections 4.01 (Organization; Standing and Power; Subsidiaries), 4.02 (Capital Structure), 4.03 (Authority; Non-Contravention; Necessary Consent), 4.05 (Undisclosed Liabilities), and 4.07 (Taxes) (collectively, the “Specified Representations”) shall survive until the expiration of the applicable statute of limitations applicable to claims related thereto. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01.        Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the QPAGOS Stockholder Approval:

(a)          by mutual written consent of QPAGOS and Asiya;

(b)          by either QPAGOS or Asiya:

(i)          if the Merger shall not have been consummated by the two (2) month anniversary of the date of this Agreement (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party that is then in breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement;

(ii)         if any Restraint having any of the effects set forth in Section 7.01(b) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall have used its reasonable best efforts to remove such Restraint; or

(c)          by QPAGOS, if Asiya shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in 0 (a) or (b), and (B) is incapable of being cured by Asiya or is not cured by Asiya within 60 days following receipt of written notice from QPAGOS of such breach or failure to perform; or

(d)          by Asiya, if QPAGOS shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in 0 (a) or (b), and (B) is incapable of being cured by QPAGOS or is not cured by QPAGOS within 60 days following receipt of written notice from Asiya of such breach or failure to perform.

Section 9.02.         Effect of Termination.  In the event of termination of this Agreement by either Asiya or QPAGOS as provided in Section 9.01, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of QPAGOS or Asiya, other than the provisions of Section 6.08 (Fees and Expenses), this Section 9.02 and ARTICLE VIII, which provisions shall survive such termination, and except to the extent that such termination results from the knowing and intentional material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such termination shall not relieve any party of any liability or damages resulting from its knowing and intentional material breach of this Agreement or fraud. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 9.03.        Amendment.  This Agreement may be amended by the parties at any time before or after the QPAGOS Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by applicable Legal Requirements requires further approval by the stockholders of QPAGOS without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.04.         Extension; Waiver.  At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provision of 0, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X.

GENERAL PROVISIONS

Section 10.01.         Nonsurvival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 9.02, upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in ARTICLE II, 6.05 (Indemnification, Exculpation and Insurance) and 6.08 (Fees and Expenses) and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 6.08 (Fees and Expenses) and 9.02 (Effect of Termination) and this ARTICLE VIIIARTICLE X shall survive termination indefinitely.

Section 10.02.         Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Asiya, to:

Asiya Pearls, Inc.

c/o 1900 Glades Road, Suite 265

Boca Raton, Florida 33431

Attention: Mark Korb

Email: markkorb@gmail.com

if to QPAGOS, to:

QPAGOS Corporation

1900 Glades Road, Suite 265

Boca Raton, Florida 33431

Attention: Gaston Pereira

Email: gaston.pereira@qpagos.com

with a copy (which shall not constitute notice) to:

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Facsimile: (212) 208-6457

Attention: Hank Gracin, Esq.

Email: hgracin@gracinmarlow.com

Section 10.03.         Definitions.  For purposes of this Agreement:

(a)          “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 25% or more of the aggregate equity interests of Asiya, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the aggregate equity interests of Asiya, or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 25% or more of the aggregate equity interests or assets of Asiya, or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(b)          An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(c)           “Asiya Employee” means an Employee of Asiya or any of its ERISA Affiliates.

(d)          “Asiya Employee Agreement” means an Employee Agreement of Asiya or any of its ERISA Affiliates.

(e)          “Asiya Employee Plan” means an Employee Plan maintained by Asiya or its Subsidiaries.

(f)          “Asiya Material Contract” mean any Material Contract of Asiya or its Subsidiaries.

(g)          “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York are authorized or required by Legal Requirements to close.

(h)          “capital stock” or “shares of capital stock” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership or participation;

(i)           “Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, license or sublicense;

(j)          “Employee” will mean any current or former employee, consultant or director of QPAGOS or Asiya, as applicable, or any ERISA Affiliate of QPAGOS or Asiya, as applicable.

(k)          “Employee Agreement” will mean each employment, severance, consulting, relocation, or other agreement or contract between Asiya or any ERISA Affiliate of Asiya and any Employee of Asiya, under which Asiya or any ERISA Affiliate of Asiya has a current material obligation.

(l)          “Employee Plan” will mean any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is currently maintained, contributed to, or required to be contributed to, by Asiya or any ERISA Affiliate of Asiya for the benefit of any Employee of Asiya, or with respect to which Asiya or any ERISA Affiliate of Asiya has or may have any current material liability or obligation.

(m)          “Environmental Laws” means any and all Legal Requirements and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the protection of human health as it relates to the environment, including Legal Requirements and Permits relating to noise levels, or to the management, release or threatened release of Hazardous Materials.

(n)          “ERISA” will mean the Employee Retirement Income Security Act of 1974, as amended.

(o)          “ERISA Affiliate” will mean each Subsidiary of Asiya and any other person or entity under common control with Asiya or any of its respective Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(p)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(q)          “GAAP” means United States generally accepted accounting principles

(r)          “Governmental Entity” means a supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality

(s)          “Hazardous Material” means any chemical or substance that has been defined or listed by any Governmental Entity as “radioactive”, “toxic”, “hazardous” or a “pollutant” pursuant to applicable Environmental Laws, but excluding office and janitorial supplies properly and safely maintained.

(t)          “IRS” shall mean the United States Internal Revenue Service, or any successor entity thereto.

(u)          “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(v)         “Knowledge” means (i) with respect to QPAGOS, the knowledge of Gaston Pereira, and (ii) with respect to Asiya, the knowledge of Mark Korb, in each case including knowledge that any such person would have had if such person had conducted a reasonable inquiry with respect to the subject matter thereof.

(w)          “Liens” means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

(x)          “Material Adverse Effect” means, when used in connection with QPAGOS or Asiya, as the case may be, any change, effect, event, occurrence or state of facts (i) that is materially adverse to the business, assets, properties, financial condition or results of operations of such person and its Subsidiaries taken as a whole but excluding any of the foregoing resulting from (A) changes in international or national political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the applicable person and its Subsidiaries, taken as a whole, as compared to similarly situated persons), (B) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting any of the segments of the industry in which the applicable person or any of its Subsidiaries operates (in each case, to the extent not disproportionately affecting the applicable person and its Subsidiaries, taken as a whole, as compared to similarly situated persons), or (C) changes in such Person’s relationships with employees, customers, distributors, suppliers, vendors, licensors or other business partners as a result of the announcement or pendency of this Agreement or the anticipated consummation of the Merger and the other transactions contemplated by this Agreement, or (ii) that prevents or materially delays such person from performing its material obligations under this Agreement or consummation of the transactions contemplated hereby.

(y)          “Material Contract” means:

(i)          any Contract relating to or evidencing indebtedness of such Person, including mortgages, other grants of security interests, guarantees or notes;

(ii)         any Contract pursuant to which such Person has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any other Person;

(iii)        any Contract with any Governmental Entity;

(iv)        any Contract with any Related Party of such Person;

(v)         any Employee Agreements;

(vi)        any Employee Plans;

(vii)       any Contract that limits, or purports to limit, in any material respect, the right of such Person to engage in any line of business or with any other Person or in any geographic area or during any period of time, or that restricts the right of such Person to sell to or purchase from any other Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii)      any Contract pursuant to which such Person is the lessee or lessor of, or holds, uses, or makes available for use to any other Person, (A) any real property or (B) any tangible personal property;

(ix)         any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property;

(x)          any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of such Person or any predecessor Person;

(xi)         any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to such Person;

(xii)        any Contract with any labor union;

(xiii)       any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, such Person;

(xiv)      any Contract relating to settlement of any administrative or judicial proceedings within the past five (5) years;

(xv)       any Contract that is (or would be if the party were subject to the reporting requirements under the Exchange Act) a material contract (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

(xvi)      any other Contract, whether or not made in the ordinary course of business that (x) involves a future or potential liability or receivable, as the case may be, in excess of $1,000 over the current Contract term, (y) has a term greater than one year and may not be terminated by such Person without penalty upon notice of 30 days or less, or (z) might result in payments to such Person in excess of $1,000.

(z)          “Multiemployer Plan” will mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(aa)         “Pension Plan” shall mean each Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(bb)         “Permits” means all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals.

(cc)         “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(dd)         “QPAGOS Employee Plan” means an Employee Plan maintained QPAGOS.

(ee)         “Related Party” means: (a) with respect to any Person that is not an individual: (i) any Affiliate of such Person; (ii) any Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity); and (iii) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity); and (b) with respect to any Person that is an individual: (i) each other member of such individual’s immediate family and (ii) any Person with respect to which such Person serves as a director, officer, partner, executor, or trustee (or in any other similar capacity).

(ff)          “SEC” means the Securities Exchange Commission, or any successor entity thereto.

(gg)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(hh)         “Subsidiary,” when used with respect to any party, means any corporation or other entity, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(ii)         “Tax” or, collectively, “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(jj)         “Tax Returns” means all U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including amendments thereto and schedules thereof.

Section 10.04.       Interpretation and Other Matters.

(a)          When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words without limitation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b)          Asiya agrees to cause Merger Sub to comply with its obligations under this Agreement.

Section 10.05.     Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties. Facsimile or other electronically transmitted signatures, including by e-mail attachment, shall be deemed originals for all purposes of this Agreement.

Section 10.06.         Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of 0 (which shall be enforceable by the QPAGOS Indemnified Parties and such other persons who are entitled to the benefit of Section 6.07 (a) or(b)), and except for the rights of QPAGOS’ stockholders to receive the Merger Consideration after the Effective Time in the event the Merger is consummated, are not intended to confer upon any Person other than the parties any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.07.      Representations. Each party hereto agrees that, except for the representations and warranties contained in ARTICLE III and ARTICLE IV of this Agreement, neither QPAGOS, Asiya or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, including the Merger, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of the parties agrees that none of the other parties makes or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of such party or the future business, operations or affairs of such party heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it with respect to such party or the business, operations or affairs of such party, except to the extent and as expressly covered by a representation and warranty made in this Agreement.

Section 10.08.       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 10.09.       Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 10.10.        Enforcement.

(a)          The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)          Each of the parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c)          Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in ARTICLE X shall be effective service of process for any action, suit or proceeding brought against it, provided, however, that nothing contained in the foregoing clause shall affect the right of any party to serve legal process in any other manner permitted by applicable Legal Requirements.

Section 10.11       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Legal Requirements in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.12       Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(Signature page follows)

IN WITNESS WHEREOF, Asiya, Merger Sub and QPAGOS have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ASIYA PEARLS, INC.

By:	/s/ Mark Korb
Name: Mark Korb
Title: President

QPAGOS MERGE, INC.

By:	/s/ Mark Korb
Name: Mark Korb
Title: President

QPAGOS CORPORATION

By:	/s/ Gaston Pereira
Name: Gaston Pereira
Title: President

SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER